Exhibit 10.1
HealthEquity, Inc.
15 W. Scenic Pointe Drive
Draper, Utah 84020
June 25, 2020
Darcy Mott
BY ELECTRONIC DELIVERY
Re: Transition and Separation
Dear Darcy,
This letter agreement (this “Agreement”) sets forth our collective understanding with respect to your continued employment with HealthEquity, Inc. (the “Company”) from and after the date hereof and the transition of your duties to a new Chief Financial Officer, effective as of March 31, 2021 (the “Transition Date”). Reference is made to that certain (i) Employment Agreement, by and between you and the Company, dated as of June 10, 2014 (the “Employment Agreement”), and (ii) Confidentiality, Non-Interference, and Invention Assignment Agreement, executed by you on June 10, 2014 (the “Restrictive Covenant Agreement”).
1.Transition. Between the date hereof through the Transition Date, unless your employment is terminated by you or the Company in accordance with the terms of the Employment Agreement, you will continue to serve as Executive Vice President and Chief Financial Officer of the Company. Effective as of the Transition Date, you will resign as Executive Vice President and Chief Financial Officer of the Company and continue as a Special Advisor to the Company, reporting to the Chief Executive Officer of the Company. Between the date hereof and the Transition Date (the “Transition Period”), you agree to perform your duties on a full-time basis from either your home office or the Company’s offices in Draper, Utah, as reasonably requested by the Company from time to time. Following the Transition Date and while serving as Special Advisor, you will be expected to devote no less than one-half of your business time to the Company. Further, during the Transition Period and while employed as a Special Advisor, you agree to cooperate with members of management, your direct reports and other employees of the Company, its direct and indirect subsidiary companies and affiliates (collectively, the “Company Group”) to facilitate an orderly transition to a new Chief Financial Officer, provide information, answer questions and provide guidance as reasonably requested by your team members relating to any matter on which you will have worked prior to your last date of employment with the Company or of which you have knowledge.
You hereby acknowledge and agree that the appointment of a new Chief Financial Officer of the Company on the Transition Date, or the resulting change in your duties or responsibilities, shall not serve as a basis for you to resign for Good Reason under your Employment Agreement or any other arrangement with the Company (including any equity award agreement). Accordingly, by signing this Agreement, you are agreeing that you are not entitled to any severance or other benefits under your Employment Agreement or any other arrangement (including, without limitation, any equity award agreement) in connection with such appointment. The foregoing relates only to the transition contemplated hereunder and does not does not alter, amend or waive any other provision or right that you may have, or relate to any other or future events or changes in facts or circumstances, under your Employment Agreement, any other arrangement or any other benefit to which you may be entitled.

Further, effective as of the Transition Date, you hereby acknowledge and agree that your Employment Agreement shall be deemed terminated and, following such date, your employment as a Special Advisor to the Company shall be at will, which means that either you or the Company may terminate your employment with or without cause or notice, and that upon any subsequent termination of your employment from the Special Advisor position with or without cause, no further payments by the Company to you will be due other than accrued but unpaid base salary through the date of your termination, any other accrued benefits to which you may be entitled pursuant to the terms of the Company’s benefit plans in which you participate at the time of such termination, reimbursement for any reasonable business expenses incurred in accordance with the Company’s expense reimbursement policy prior to the date of such termination and timely submitted to the Company and, subject to your execution and non-revocation of the Release, the Consideration (each, as defined below).
2.Compensation. During the Transition Period, you will continue to be paid your current salary (at an annual rate of $400,000) and, effective as of the Transition Date and you assuming the Special Advisor position, your base salary will be reduced to $350,000, in each case, payable in accordance with the Company’s regular payroll practices. In addition, while employed by the Company during the Transition Period and thereafter, you will continue to participate in all employee benefit plans sponsored by or through any member of the Company Group in which you are eligible to participate as of the date hereof (as such plans may be amended, the “Benefit Plans”) in accordance with the terms and conditions of such Benefit Plans. In addition, subject to your continued employment as Chief Financial Officer through the Transition Date, you will continue to remain eligible for an annual incentive bonus in accordance with the terms and conditions of the Company’s Executive Bonus Plan for fiscal year ending January 31, 2021 and will be eligible to earn a pro-rated annual bonus for fiscal year ending January 31, 2022, pro-rated based on the number of days in such fiscal year that you serve as Chief Financial Officer (the “Pro-Rata 2022 Bonus”), in each case, in accordance with the terms and conditions of the Company’s executive bonus plan for the applicable fiscal year. For the avoidance of doubt, you hereby acknowledge and agree that you are not expected to receive any equity-based incentive awards for fiscal year ending January 31, 2022 and that, while serving as Special Advisor, you shall no longer be eligible to earn any incentive bonus.
3.Treatment of Equity Awards; Payment of Pro-Rata 2022 Bonus. Upon any termination of your employment with the Company other than for Cause (as defined in your Employment Agreement) following the Transition Date, and subject to your (A) remaining employed with the Company through the Transition Date, (B) execution and non-revocation of the release of claims attached hereto as Exhibit A (the “Release”) within 21 days following such termination, and (C) continued compliance with this Agreement and the Restrictive Covenant Agreement (as modified herein), the Company will provide you with the following benefits (collectively, the “Consideration”):
(a)Each of the options and restricted stock unit awards granted to you pursuant to the Company’s 2014 Equity Incentive Plan (the “Plan”), whether subject to solely service based vesting conditions or service and performance based vesting conditions, will remain outstanding and become exercisable, vest and/or settle at the same time as such awards would have otherwise become exercisable, vested and/or settled had you remained in continuous service with the Company, with any restricted stock unit awards subject to performance based vesting conditions (“PRSUs”) vesting based on actual achievement of the applicable performance metric; provided, that, upon the occurrence of a Change in Control (as defined in the Plan), the exercisability, vesting and/or settlement of any then unvested options and restricted stock unit awards held by you shall immediately accelerate, with any then unvested PRSUs granted to you prior to March 31, 2020 vesting at 100% of target and any then unvested PRSUs granted to you on March 31, 2020 vesting based on actual performance;

(b)Subject to Section 9(c) of the Plan, each of your vested options shall remain exercisable until the earlier to occur of (x) any violation or attempted violation, by you of the Restrictive Covenants (as defined below), and (y) the expiration date of each such option as set forth in the applicable option agreement governing such options; and
(c)Subject to the achievement of the applicable performance conditions for fiscal year ending January 31, 2022, as determined by the Compensation Committee of the Board of Directors of the Company, payment of the Pro-Rata Bonus, such amount to be paid at the same time it would otherwise be paid to you had no termination occurred, but in no event later than April 15, 2022.
For the avoidance of doubt, any termination of your employment to occur prior to the Transition Date shall be governed by the terms and conditions set forth in your Employment Agreement, as modified by paragraph 1 above.
4.Modification of Restrictive Covenant Agreement. You hereby acknowledge and agree that the execution of this Agreement does not alter your obligations to any member of the Company Group under the Restrictive Covenant Agreement, and notwithstanding anything set forth in the Restrictive Covenant Agreement to the contrary, effective as of the date hereof, the Restrictive Covenant Agreement is hereby amended such that the terms “Post-Termination Non-Compete Period” and “Post-Termination Non-Interference Period” shall mean the period commencing on your last date of employment with the Company Group and ending on the thirty-six month anniversary of such termination of employment. You further hereby acknowledge that your continued compliance with obligations set forth in your Restrictive Covenant Agreement, as modified herein (the “Restrictive Covenants”), is a condition of your receiving the Consideration described in paragraph 3 and upon any breach of the Restrictive Covenants, the Company shall be entitled to an immediate refund of any Consideration already received by you and may clawback any of the shares or proceeds in respect of shares delivered to or received by you in connection with the exercise, vesting or settlement of such options or restricted stock unit awards, as applicable, or subsequent sale of the corresponding shares of common stock of the Company. You understand that the Defend Trade Secrets Act provides that you may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In the event that you file a lawsuit for retaliation by any member of the Company Group for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you file any document containing the trade secret under seal and do not disclose the trade secret, except pursuant to court order.
5.Taxes. Amounts provided hereunder are subject to withholding for all applicable taxes, including but not limited to income, employment, and social insurance taxes, as shall be required by law.
6.Governing Law. EXCEPT WHERE PREEMPTED BY FEDERAL LAW, THE VALIDITY, INTERPRETATION, CONSTRUCTION, AND PERFORMANCE OF THIS AGREEMENT IS GOVERNED BY AND IS TO BE CONSTRUED UNDER THE LAWS OF THE STATE OF UTAH APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE, WITHOUT REGARD TO CONFLICT OF LAWS RULES. ANY DISPUTE OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR CLAIM OF BREACH HEREOF SHALL BE BROUGHT EXCLUSIVELY IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF UTAH, TO THE EXTENT FEDERAL JURISDICTION EXISTS, AND IN ANY

COURT SITTING IN SALT LAKE CITY, UTAH, BUT ONLY IN THE EVENT FEDERAL JURISDICTION DOES NOT EXIST, AND ANY APPLICABLE APPELLATE COURTS. BY EXECUTION OF THIS AGREEMENT, THE PARTIES HERETO, AND THEIR RESPECTIVE AFFILIATES, CONSENT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS, AND WAIVE ANY RIGHT TO CHALLENGE JURISDICTION OR VENUE IN SUCH COURT WITH REGARD TO ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT ALSO HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS AGREEMENT.
7.Entire Agreement. Except as otherwise expressly provided or referenced herein, this Agreement and the Release constitute the entire agreement between you and the Company with respect to the subject matter hereof and supersede any and all prior agreements or understandings between you and the Company with respect to the subject matter hereof, whether written or oral. This Agreement will bind the heirs, personal representatives, successors and permitted assigns of both you and the Company, and will inure to the benefit of each of you and the Company and their respective heirs, successors and permitted assigns. This Agreement may be amended or modified only by a written instrument executed by you and the Company.
8.Construction. The section or paragraph headings or titles herein are for convenience of reference only and shall not be deemed a part of this Agreement. The parties hereto acknowledge and agree that each party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party, shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed in a reasonable manner to effect the intentions of both parties hereto and not in favor or against either party.
9.Section 409A. Payments and/or benefits under this Agreement are intended to be exempt from, or comply with, Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and this Agreement will be interpreted to achieve this result. For purposes of this Agreement, each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A. In no event shall the Company or any of its affiliates be liable for any additional tax, interest, or penalties that may be imposed on you as a result of Section 409A or any damages for failing to comply with Section 409A (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A).
Notwithstanding any provision in this Agreement to the contrary, any payment and the delivery of any shares otherwise required to be made hereunder to you at any date as a result of the termination of your employment shall be delayed for such period of time as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code (the “Delay Period”). On the first business day following the expiration of the Delay Period, you shall be paid and/or issued, in a single lump sum, an amount equal to the aggregate amount of all payments and/or shares delayed pursuant to the preceding sentence, and any remaining payments and/or share issuances not so delayed shall continue to be paid and/or delivered pursuant to the payment schedule set forth herein.
10.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument, and electronically delivered copies of executed counterparts shall be deemed to be originals for all purposes.
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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth below.
HEALTHEQUITY, INC.
By: /s/ Jon Kessler
Name: Jon Kessler
Title: President and CEO
Dated: June 25, 2020

Agreed and accepted:
/s/ Darcy Mott
Darcy Mott
Dated: June 25, 2020

[Signature Page to D. Mott Transition Agreement]

Exhibit A
RELEASE OF CLAIMS
As used in this Release of Claims (this “Release”), the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses, and liabilities, of whatsoever kind or nature, in law, in equity, or otherwise.
For and in consideration of the agreement by HealthEquity, Inc. (the “Company”) to provide me with the Consideration (as defined in that certain letter agreement, dated June 25, 2020, with the Company (my “Transition Agreement”)), and other good and valuable consideration, I, Darcy Mott, for and on behalf of myself and my heirs, administrators, executors, and assigns, effective as of the date on which this Release becomes effective pursuant to its terms, do fully and forever release, remise, and discharge each of the Company, and its respective direct and indirect parents, subsidiaries and affiliates, and their respective successors and assigns, together with their respective current and former officers, directors, partners, members, shareholders, employees, and agents (collectively, and with the Company, the “Group”), from any and all claims whatsoever up to the date hereof that I had, may have had, or now have against the Group, whether known or unknown, for or by reason of any matter, cause, or thing whatsoever, including any claim arising out of or attributable to my employment or the termination of my employment with the Company, whether for tort, breach of express or implied employment contract, intentional infliction of emotional distress, wrongful termination, unjust dismissal, defamation, libel, or slander, or under any federal, state, or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability, or sexual orientation. The release of claims in this Release includes, but is not limited to, all claims arising under the Age Discrimination in Employment Act of 1967 (the “ADEA”), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Civil Rights Act of 1991, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act of 1988 and the Equal Pay Act of 1963, each as may be amended from time to time, and all other federal, state, and local laws, the common law, and any other purported restriction on an employer’s right to terminate the employment of employees. I intend this Release contained herein to be a general release of any and all claims to the fullest extent permissible by law and for the provisions regarding the release of claims against the Group to be construed as broadly as possible, and hereby incorporate in this Release similar federal, state or other laws, all of which I also hereby expressly waive.
I understand and agree that claims or facts in addition to or different from those which are now known or believed by me to exist may hereafter be discovered, but it is my intention to fully and forever release, remise and discharge all claims which I had, may have had, or now have against the Group, whether known or unknown, suspected or unsuspected, asserted or unasserted, contingent or noncontingent, without regard to the subsequent discovery or existence of such additional or different facts. Without limiting the foregoing, by signing this Release, I expressly waive and release any provision of law that purports to limit the scope of a general release.

I acknowledge and agree that as of the date I execute this Release, I have no knowledge of any facts or circumstances that give rise or could give rise to any claims under any of the laws listed in the preceding paragraphs.
By executing this Release, I specifically release all claims relating to my employment and its termination under the ADEA, a United States federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefit plans.
Notwithstanding any provision of this Release to the contrary, by executing this Release, I am not releasing (i) any claims relating to my rights under the Transition Agreement, (ii) any claims that cannot be waived by law, or (iii) my right of indemnification as provided by, and in accordance with the terms of, the Company’s by-laws or a Company insurance policy providing such coverage, as any of such may be amended from time to time.
I expressly acknowledge and agree that I –
•Am able to read the language, and understand the meaning and effect, of this Release;
•Have no physical or mental impairment of any kind that has interfered with my ability to read and understand the meaning of this Release or its terms, and that I am not acting under the influence of any medication, drug, or chemical of any type in entering into this Release;
•Am specifically agreeing to the terms of the release contained in this Release because the Company has agreed to provide me the Consideration in consideration for my agreement to accept it in full settlement of all possible claims I might have or ever have had, and because of my execution of this Release;
•Acknowledge that, but for my execution of this Release, I would not be entitled to the Consideration;
•Understand that, by entering into this Release, I do not waive rights or claims under the ADEA that may arise after the date I execute this Release;
•Had or could have had twenty-one (21) calendar days from the date of my termination of employment (the “Release Expiration Date”) in which to review and consider this Release, and that if I execute this Release prior to the Release Expiration Date, I have voluntarily and knowingly waived the remainder of the review period;
•Have not relied upon any representation or statement not set forth in this Release or my Transition Agreement made by the Company or any of its representatives;
•Was advised to consult with my attorney regarding the terms and effect of this Release; and
•Have signed this Release knowingly and voluntarily.
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I represent and warrant that I have not previously filed, and to the maximum extent permitted by law agree that I will not file, a complaint, charge, or lawsuit against any member of the Group regarding any of the claims released herein. If, notwithstanding this representation and warranty, I have filed or file such a complaint, charge, or lawsuit, I agree that I shall cause such complaint, charge, or lawsuit to be dismissed with prejudice and shall pay any and all costs required in obtaining dismissal of such complaint, charge, or lawsuit, including without limitation the attorneys’ fees of any member of the Group against whom I have filed such a complaint, charge, or lawsuit. This paragraph shall not apply, however, to a claim of age discrimination under the ADEA or to any non-waivable right to file a charge with the United States Equal Employment Opportunity Commission (the “EEOC”) or similar state agency; provided, however, that if the EEOC or similar state agency were to pursue any claims relating to my employment with the Company, I agree that I shall not be entitled to recover any monetary damages or any other remedies or benefits as a result and that this Release and the Transition Agreement will control as the exclusive remedy and full settlement of all such claims by me.
I hereby agree to waive any and all claims to re-employment with the Company or any other member of the Group and affirmatively agree not to seek further employment with the Company or any other member of the Group. I acknowledge that if I re-apply for or seek employment with the Company or any other member of the Group, the Company’s or any other member of the Group’s refusal to hire me based on this provision will provide a complete defense to any claims arising from my attempt to apply for employment.
Notwithstanding anything contained herein to the contrary, this Release will not become effective or enforceable prior to the expiration of the period of seven (7) calendar days immediately following the date of its execution by me (the “Revocation Period”), during which time I may revoke my acceptance of this Release by notifying the Company and the Board of Directors of the Company, in writing, delivered to the Company at its principal executive office, marked for the attention of its Chief Executive Officer. To be effective, such revocation must be received by the Company no later than 11:59 p.m. on the seventh (7th) calendar day following the execution of this Release. Provided that this Release is executed and I do not revoke it during the Revocation Period, the eighth (8th) calendar day following the date on which this Release is executed shall be its effective date. I acknowledge and agree that if I revoke this Release during the Revocation Period, this Release will be null and void and of no effect, and neither the Company nor any other member of the Group will have any obligations to provide me the Consideration.
The provisions of this Release shall be binding upon my heirs, executors, administrators, legal personal representatives, and assigns. If any provision of this Release shall be held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force or effect. The illegality or unenforceability of such provision, however, shall have no effect upon and shall not impair the enforceability of any other provision of this Release.
EXCEPT WHERE PREEMPTED BY FEDERAL LAW, THE VALIDITY, INTERPRETATION, CONSTRUCTION, AND PERFORMANCE OF THIS RELEASE IS GOVERNED BY AND IS TO BE CONSTRUED UNDER THE LAWS OF THE STATE OF
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UTAH APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE, WITHOUT REGARD TO CONFLICT OF LAWS RULES. ANY DISPUTE OR CLAIM ARISING OUT OF OR RELATING TO THIS RELEASE OR CLAIM OF BREACH HEREOF SHALL BE BROUGHT EXCLUSIVELY IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF UTAH, TO THE EXTENT FEDERAL JURISDICTION EXISTS, AND IN ANY COURT SITTING IN SALT LAKE CITY, UTAH, BUT ONLY IN THE EVENT FEDERAL JURISDICTION DOES NOT EXIST, AND ANY APPLICABLE APPELLATE COURTS. BY EXECUTION OF THIS RELEASE, I CONSENT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS, AND WAIVE ANY RIGHT TO CHALLENGE JURISDICTION OR VENUE IN SUCH COURT WITH REGARD TO ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS RELEASE. FURTHER, I HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS RELEASE.
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I, __________________, have executed this Release of Claims on the date set forth below:
____________________________
Darcy Mott
Date:

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